News Release

Mattson Technology Contact	Investor & Media Contact
J. Michael Dodson, Chief Financial Officer	Laura Guerrant-Oiye, Principal
Mattson Technology, Inc.	Guerrant Associates
tel 510-657-5900	tel 808-882-1467
fax 510-492-5963	lguerrant@guerrantir.com

MATTSON TECHNOLOGY, INC. REPORTS RESULTS
FOR THE FIRST QUARTER OF 2012

Q1 2012 Net Sales of $50.5 Million Increased 21 Percent Sequentially

FREMONT, Calif. - April 25, 2012 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the first quarter of 2012 ended April 1, 2012.

2012 First Quarter Financial Highlights:

  First quarter net sales of $50.5 million increased 21 percent compared with the fourth quarter of 2011.

  Net loss for the first quarter was $1.1 million, or a loss of $0.02 per share. Excluding restructuring charges of $0.7 million, first quarter net loss would have been $0.4 million, or a loss of $0.01 per share.

  The Company's balance sheet continues to be strong, with working capital of $55.8 million. Cash and cash equivalents increased $4.5 million to $37.4 million and the Company continues to carry no debt.

David L. Dutton, Mattson Technology's president and chief executive officer, commented, "The first quarter of 2012 was a solid start for Mattson Technology driven by a strong increase in sales. We approached breakeven for the quarter, and our efforts to improve gross margins and reduce operating expenses are on track to bring the Company into profitability during the year. At the same time that we are improving our financial performance, we also have extended our growth potential. Our paradigmE® etch system was released for production at a leading semiconductor's foundry facility and by a major Asian CMOS image sensor foundry. We expect that these new etch positions will incrementally add approximately 25% more annual sales opportunity to our etch business and will begin contributing to sales in the second half of 2012. Our most advanced RTP system, the Millios™, shipped to a third foundry/logic customer in the first quarter, further evidence of our emerging RTP position in foundry/logic. With our broadened product positions in foundry and NAND, plus our gross margin improvement and cost reduction programs, we expect that 2012 will result in profitable growth for Mattson Technology."

First Quarter 2012 Financial Results

First quarter 2012 net sales of $50.5 million increased $8.8 million, or 21.1 percent, compared with $41.7 million in the fourth quarter of 2011, and increased $3.5 million, or 7.3 percent, compared with $47.0 million in the first quarter of 2011. Gross margin for the first quarter of 2012 was 33.5 percent as compared to the 33.3 percent gross margin in the fourth quarter of 2011, and represents a six-point increase over the 27.4 percent gross margin in the first quarter of 2011.

Total operating expenses were $18.2 million for the first quarter of 2012, a decrease of $0.5 million compared to the fourth quarter of 2011. Total operating expenses increased $0.3 million as compared to the first quarter of 2011. First quarter 2012 results include charges related to an agreement with the Bureau of Industry and Security that is in the final stages of approval to pay $0.25 million in connection with certain self-reported violations, as well as related legal fees.

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MATTSON TECHNOLOGY REPORTS 2012 FIRST QUARTER RESULTS	PAGE 2 of 5

Net loss for the first quarter of 2012 was $1.1 million, or a $0.02 loss per share. This compares with a net loss of $4.2 million, or a $0.07 loss per share, in the fourth quarter of 2011 and a net loss of $6.3 million, or a $0.12 loss per share, reported in the first quarter of 2011.

Operating expenses excluding restructuring charges were $17.5 million for the first quarter of 2012, a $0.6 million increase compared with $16.9 million in the fourth quarter of 2011, and a $0.5 million decrease compared with $18.0 million in the first quarter of 2011. Excluding restructuring charges of $0.7 million, first quarter net loss would have been $0.4 million, or a loss of $0.01 per share.

Working capital at the end of the first quarter was $55.8 million, compared with $56.2 million at December 31, 2011. Cash, cash equivalents and restricted cash at April 1, 2012 was $37.4 million, an increase of $4.5 million, compared with $32.9 million at December 31, 2011.

Conference Call

Wednesday, April 25, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2012 first quarter financial results, current business conditions, the near-term business outlook and guidance for the second quarter of 2012. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson Technology website for one week following the live broadcast. To access the live conference call, please dial (970) 315-0417.

Mattson Technology also will webcast a slide presentation in conjunction with the conference call, which can also be accessed at www.mattson.com under the "Investors" section.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements regarding the Company's future prospects and plans, including, but not limited to: potential future net sales, profit, cash flow, cash position and other financial results, future customer demand and industry and economic conditions, Company strategies and the market opportunity and acceptance of Company products in various customer markets. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: Company expectations with respect to continued growth of its business; growth of the industry and the size of the Company's served available market; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's cash position overall, especially as a result of payments made for inventory and the related collections upon shipment of such inventory; end-user demand for semiconductors, including the growing mobility electronics industry; customer demand for semiconductor manufacturing equipment; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market, to gain market share with such products and the overall mix of the Company's products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

MATTSON TECHNOLOGY REPORTS 2012 FIRST QUARTER RESULTS	PAGE 3 of 5

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: dry strip, rapid thermal processing and etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet:www.mattson.com.

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MATTSON TECHNOLOGY REPORTS 2012 FIRST QUARTER RESULTS	PAGE 4 of 5

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	April 1,	December 31,	April 3,
	2012	2011	2011 (1)

Net sales	$ 50,504	$ 41,694	$ 47,049
Cost of sales	33,570	27,827	34,168
Gross profit	16,934	13,867	12,881

Operating expenses:
Research, development and engineering	6,630	6,296	6,515
Selling, general and administrative	10,867	10,601	11,512
Restructuring charges	720	1,786	(65)
Total operating expenses	18,217	18,683	17,962

Loss from operations	(1,283)	(4,816)	(5,081)

Interest and other income (expense), net	413	2,136	(1,527)
Loss before income taxes	(870)	(2,680)	(6,608)
Provision for (benefit from) income taxes	249	1,494	(334)
Net loss	$ (1,119)	$ (4,174)	$ (6,274)

Net loss per share:
Basic and Diluted	$ (0.02)	$ (0.07)	$ (0.12)
Shares used in computing net loss per share:
Basic and Diluted	58,420	58,276	50,287

(1) Includes the reclassification of costs related to our spare parts business from selling, general and administrative expense to cost of sales as they are more appropriately associated with revenue generating activities.

MATTSON TECHNOLOGY REPORTS 2012 FIRST QUARTER RESULTS	PAGE 5 of 5

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1,	December 31,
	2012	2011
	(unaudited)	(1)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 35,558	$ 31,073
Restricted cash-current	1,877	1,877
Accounts receivable, net	19,870	25,278
Advance billings	4,318	5,071
Inventories	30,816	29,203
Prepaid expenses and other assets	7,005	9,024
Total current assets	99,444	101,526
Property and equipment, net	10,352	10,552
Other assets	1,611	1,765
Total assets	$ 111,407	$ 113,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 18,331	$ 16,785
Accrued liabilities	15,703	16,447
Deferred revenue	9,582	12,117
Total current liabilities	43,616	45,349

Income taxes payable, non-current	1,350	1,312
Other liabilities	6,763	7,037
Total liabilities	51,729	53,698

Stockholders' equity:
Common stock	63	63
Additional paid-in capital	650,643	650,110
Accumulated other comprehensive income	20,591	20,472
Treasury stock	(37,986)	(37,986)
Accumulated deficit	(573,633)	(572,514)
Total stockholders' equity	59,678	60,145
Total liabilities and stockholders' equity	$ 111,407	$ 113,843

(1) Derived from audited financial statements.